UNITED STATES
SECURITIES AND EXCHANGE COMMSSION
Washington, D. C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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☐	Soliciting Material Pursuant to §240.14a-12

ROMA FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[RFC logo / letterhead]

March 18, 2010

Dear Fellow Stockholders:

On behalf of the Board of Directors and management of Roma Financial Corporation (the “Company”), I cordially invite you to attend our Annual Meeting of Stockholders (the “Meeting”) to be held at the Seventh Day Adventist Church located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 28, 2010, at 10:00 a.m. The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Meeting.

The business to be conducted at the Meeting consists of the election of two directors and the ratification of the appointment of independent auditors for the year ending December 31, 2010. The Company’s Board of Directors has determined that the matters to be considered at the Meeting are in the best interests of the Company and its stockholders. The Company recommends a vote “FOR” each matter to be considered.

Even if you plan to attend the meeting, please sign, date and return the proxy card in the enclosed envelope immediately. This will not prevent you from voting in person at the Meeting, but will assure that your vote is counted if you are unable to attend the Meeting.

Sincerely,

/s/ Peter A. Inverso

Peter A. Inverso President and Chief Executive Officer

ROMA FINANCIAL CORPORATION
2300 ROUTE 33
ROBBINSVILLE, NEW JERSEY 08691

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 28, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Roma Financial Corporation (the “Company”) will be held at the Seventh Day Adventist Church located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 28, 2010, at 10:00 a.m. The Meeting is for the purpose of considering and acting upon the following matters:

1.	The election of two directors of Roma Financial Corporation; and

2.	The ratification of the appointment of ParenteBeard LLC as the Company’s independent auditor for the year ending December 31, 2010.

The transaction of such other business as may properly come before the Meeting, or any adjournments thereof, may also be acted upon. The Board of Directors is not aware of any other business to come before the Meeting.

The Board of Directors of the Company has determined that the matters to be considered at the Meeting, described in the Proxy Statement, are in the best interest of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each matter to be considered.

Action may be taken on any one of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Pursuant to the Company’s bylaws, the Board of Directors has fixed the close of business on March 3, 2010 as the record date for determination of the stockholders entitled to vote at the Meeting and any adjournments thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. You may revoke your proxy by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. If you are present at the Meeting, you may revoke your proxy and vote in person on each matter brought before the Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote in person at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Margaret T. Norton

Margaret T. Norton Corporate Secretary

Robbinsville, New Jersey
March 18, 2010

Important Notice Regarding Internet
Availability of Proxy Materials
For the Shareholder Meeting to be
Held on April 28, 2010

The Proxy Statement and Annual Report to
Stockholders are available at
www.cfpproxy.com/6027

PROXY STATEMENT
OF
ROMA FINANCIAL CORPORATION
2300 ROUTE 33
ROBBINSVILLE, NEW JERSEY 08691

ANNUAL MEETING OF STOCKHOLDERS
April 28, 2010

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Roma Financial Corporation (the “Company”) to be used at the Annual Meeting of Stockholders of the Company which will be held at the Seventh Day Adventist Church located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 28, 2010, at 10:00 a.m. (the “Meeting”). The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are being first mailed to stockholders on or about March 18, 2010.

At the Meeting, stockholders will consider and vote upon (i) the election of two directors of the Company; and (ii) the ratification of the appointment of ParenteBeard LLC (“ParenteBeard”) as the Company’s independent auditor for the fiscal year ending December 31, 2010. At the time this Proxy Statement is being mailed, the Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. If any other business may properly come before the Meeting or any adjournment thereof, proxies given to the Board of Directors will be voted by its members in accordance with their best judgment.

The Company is the parent company of Roma Bank (the “Bank”) and the majority shareholder in RomAsia Bank. The Company is the majority-owned subsidiary of Roma Financial Corporation, MHC a federally-chartered mutual holding company. Since Roma Financial Corporation, MHC owns approximately 73% of the Company’s outstanding common stock, the votes cast by Roma Financial Corporation, MHC will be determinative in the election of directors of the Company and the ratification of auditors.

VOTING AND REVOCABILITY OF PROXIES

Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of the Company at the address above or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if a stockholder attends the Meeting and votes in person.

Proxies solicited by the Board of Directors will be voted as specified thereon. If no specification is made, signed proxies will be voted “FOR” the nominees for director as set forth herein and “FOR” the ratification of the appointment of ParenteBeard LLC as the Company’s independent auditor for the fiscal year ending December 31, 2010. The proxy confers discretionary authority on the persons named thereon to vote with respect to the election of any person as a director where the nominee is unable to serve, or for good cause will not serve, and with respect to matters incident to the conduct of the Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 28, 2010

The proxy statement and Annual Report on Form 10-K are available at www.cfpproxy.com/6027.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Stockholders of record as of the close of business on March 3, 2010 (the “Record Date”), are entitled to one vote for each share of the common stock of the Company, par value $0.10 per share (the “Common Stock”), then held. As of the Record Date, the Company had 30,932,653 shares of Common Stock outstanding.

The presence in person or by proxy of at least a majority of the outstanding Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. With respect to any matter, broker non-votes (i.e., shares for which a broker indicates on the proxy that it does not have discretionary authority as to such shares to vote on such matter) will be considered present for purposes of determining whether a quorum is present.

As to the election of directors (Proposal I), the proxy provided by the Board of Directors allows a stockholder to vote for the election of the nominees, or to withhold authority to vote for one or more of the nominees being proposed.  Please note that the New York Stock Exchange (“NYSE”) rules that guide how brokers vote your stock have changed. Your brokerage firm or other nominee may no longer vote your shares with respect to Proposal I without specific instructions from you as to how to vote with respect to the election of each of the two nominees for director, because the election of directors is no longer considered a “routine” matter under the NYSE rules. Under the Company’s bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes or (ii) proxies as to which authority to vote for the nominees being proposed is withheld.

Concerning all other matters that may properly come before the Meeting, including the ratification of the independent auditors (Proposal II), a stockholder may: (i) vote “FOR” the item, (ii) vote “AGAINST” the item, or (iii) “ABSTAIN” with respect to the item. Unless otherwise required by law, all such matters shall be determined by a majority of votes cast affirmatively or negatively without regard to either (i) broker non-votes or (ii) proxies marked “ABSTAIN” as to that matter.  The Company knows of no other matters at this time to be brought before the Meeting.

Voting of Shares by the Roma Bank Employee Stock Ownership Plan

As of the Record Date, the Roma Bank Employee Stock Ownership Plan (“ESOP”) held 811,750 shares. ESOP participants may direct the voting of shares allocated to their accounts under the ESOP. As of the Record Date for the Meeting, 183,368 shares have been allocated to participants under the ESOP. Allocated ESOP shares for which no voting instruction is received and unallocated ESOP shares are voted by the ESOP trustee as directed by the ESOP Plan Committee. Certain directors of the Company serve as the ESOP Plan Committee members.  An independent entity serves as ESOP Plan trustee. Prior to the Meeting, the ESOP Plan Committee will make its determination on the matters to be voted on in accordance with the committee’s fiduciary duty.

Your voting instructions will be received directly by the ESOP trustee, who will maintain the confidentiality of your personal voting instructions. You will receive with this Proxy Statement a voting instruction form for your shares and a return envelope for that form addressed to the ESOP trustee. The ESOP trustee will certify the totals to the Company for the purpose of having those shares voted. It is anticipated that, subject to its fiduciary duty, the ESOP Plan Committee will direct the ESOP Trustee to vote the ESOP shares which are unallocated as of the Record Date and all allocated shares under the ESOP for which no timely voting direction is received in favor of all of the Company’s proposals.

Voting of Shares by the Roma Bank 401(k) Savings Plan

If any of your shares are held in the name of the Roma Bank 401(k) Savings Plan (“401(k) Plan”), you will receive with this proxy statement a voting instruction form for those shares and a return envelope for that form addressed to the 401(k) Plan trustee. An independent entity serves as 401(k) Plan trustee. You may instruct the 401(k) Plan trustee how to vote your shares. Your voting instructions will be received directly by the 401(k) Plan trustee, who will maintain the confidentiality of your personal voting instructions. The 401(k) Plan trustee will certify the totals to the Company for the purpose of having those shares voted.

Shares held in the 401(k) Plan for which no voting instruction is received will be voted by the 401(k) Plan trustee in the same proportion as those shares of Company stock for which instructions are timely received from all other 401(k) Plan participants. The Company’s Board of Directors acts as the 401(k) Plan Administrator.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of the Record Date: (i) the ownership of persons and groups known by the Company to own in excess of 5%, (ii) and the ownership of all executive officers and directors as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Shares of Common Stock Outstanding

Roma Financial Corporation, MHC	22,584,995	(2)	73.0%
2300 Route 33
Robbinsville, New Jersey 08691

All directors, director nominee and executive officers of the Company as a group (15 persons)	344,625	(3)	1.1%

_______________
(1)
In accordance with Rule 13d-3 under the Exchange Act, for purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he or she has or shares voting and/or investment power with respect to such Common Stock or has the right to acquire beneficial ownership of such shares within 60 days of the Record Date.

(2)	The Board of Directors of Roma Financial Corporation, MHC directs the voting of these shares. The Board of Directors of Roma Financial Corporation, MHC consists of the Company’s directors.
(3)	Includes 113,600 shares that may be purchased pursuant to the exercise of stock options within 60 days of the Record Date.

PROPOSAL I – ELECTION OF DIRECTORS

The Company’s Charter requires that the Board of Directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year period, with approximately one-third of the directors elected each year. The Board of Directors currently consists of eight members. Two directors will be elected at the Meeting, to serve for a three-year term and until their successors have been elected and qualified.

Robert C. Albanese and William J. Walsh, Jr. have been nominated by the Board of Directors to serve as directors. Mr. Albanese was appointed to the Board of Directors in June 2009.  It is intended that proxies solicited by the Board of Directors will, unless otherwise specified, be voted for the election of the named nominees. Mr. Walsh is not currently a member of the Board of Directors but has been nominated by the Nominating Committee to fill the vacancy that will created by the retirement at the end of his term of Director Belli.  Director Belli’s term of office expires at the Meeting and he will serve through the end of his term.  If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board of Directors knows of no reason why either of the nominees might be unavailable to serve.

The following table sets forth the names, ages, terms of, length of board service and the number of shares of Common Stock beneficially owned by the directors and executive officers of the Company and the Bank as of the Record Date. The aggregate beneficial ownership of such individuals totals 344,625 shares which represents 1.1% of the Common Stock outstanding. Individual ownership percentages are not shown in the table below because none exceeds 1%.

Name	Age	Year First Elected or Appointed (1)	Current Term Expires	Shares of Common Stock Beneficially Owned (2)

BOARD NOMINEES FOR TERM TO EXPIRE IN 2013

Robert C. Albanese	61	2009	2010	2,000
William J. Walsh, Jr.	54	N/A	N/A	290

DIRECTORS CONTINUING IN OFFICE

Louis A. Natale, Jr.	75	1992	2011	38,800	(3)
Robert H. Rosen	67	2006	2011	14,300	(3)
Maurice T. Perilli	91	1970	2012	68,773	(4)
Peter A. Inverso	71	1998	2012	69,026	(5)
Alfred DeBlasio, Jr.	54	2008	2012	4,000
Michele N. Siekerka	45	2005	2012	12,257	(3)

EXECUTIVE OFFICERS OF THE COMPANY AND THE BANK

Madhusudhan Kotta	59	N/A	N/A	32,697
Sharon L. Lamont	62	N/A	N/A	18,103	(6)
Margaret T. Norton	66	N/A	N/A	25,949	(6)
C. Keith Pericoloso	46	N/A	N/A	15,168	(6)
Robert W. Summer	56	N/A	N/A	14,553	(6)
Peter Villa	60	N/A	N/A	11,498	(6)
Barry J. Zadworny	65	N/A	N/A	17,211	(6)
_______________
(1)
Refers to the year the individual first became a director of the Bank. With the exception of Director Albanese who was appointed to the Board in 2009, and Mr. Walsh who is not currently a member of the Board, all directors of the Bank in March 2005 became directors of the Company at that time.

(2)
Beneficial ownership as of the Record Date. An individual is considered to beneficially own shares if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote, or to direct the voting of, the shares; or (2) investment power, which includes the power to dispose, or direct the disposition of, the shares.  Shares are also considered to be beneficially owned if the individual has the right to acquire such shares within 60 days of the Record Date.

(3)	Includes 6,400 shares that may be purchased pursuant to the exercise of options within 60 days of the Record Date.
(4)	Includes 18,000 shares that may be purchased pursuant to the exercise of options within 60 days of the Record Date.
(5)	Includes 23,200 shares that may be purchased pursuant to the exercise of options within 60 days of the Record Date.
(6)	Includes 7,600 shares that may be purchased pursuant to the exercise of options within 60 days of the Record Date.

Biographical Information

Set forth below is the business experience for the past five years of each of the directors and executive officers of the Company and the Bank and the experience, qualifications, attributes or skills that caused the Nominating Committee and the Board to nominate the nominees for election to the Board in 2010 as well as the experience, skills and attributes of the Continuing Directors that qualify them to serve on the Board of Directors.

Board Nominees

Robert C. Albanese was appointed a Director of the Company in June 2009.  He is the President and Chief Executive Officer of Pentegra Retirement Services, located in White Plains, New York.  Prior to becoming CEO, he served on Pentegra’s Board of Directors for over ten years.  Mr. Albanese served as Regional Director of the Northeast Region of the Office of Thrift Supervision from 1996 through 2007 and, prior to that, had served in various other capacities with the Office of Thrift Supervision and its predecessor, The Federal Home Loan Bank Board.  He has also been involved in many civic activities, most prominently as past President and Treasurer of the Waldwick, NJ Jaycees.

William J. Walsh, Jr. is the Director of State Public Affairs with PSEG Services Corporation.  Mr. Walsh has over 32 years experience with PSEG, specializing in corporate responsibility, government and regulatory affairs, issue identification and policy development.  Active in his community, Mr. Walsh is a member of the Board of Trustees of Robert Wood Johnson University Hospital at Hamilton, and is currently the Chairman of the Finance and Human Resources Committee.  He also serves as a member of the Board of Trustees of the Hamilton Area YMCA. Mr. Walsh is the Vice-Chair of the Drumthwacket Foundation and a Lifetime member of Eta Kappa Nu-National Electrical Engineering Honor Society. He is a former member of the board of trustees of such organizations as: The Home Port Alliance for the Battleship New Jersey; Co-Chair of the New Jersey Steering Committee of the Washington Center for Internships and Academic Seminars; United Way of Essex/ West Hudson; Initial Incorporator of New Jersey After 3; and, Council of New Jersey Grant Makers.

Directors Continuing In Office

Louis A. Natale, Jr. is the chairman of the Board and controlling stockholder of Ritchie & Page Distribution Co., a beer distributor. Active in several civic organizations, Mr. Natale is on the boards of the Mercer County Chamber of Commerce, the Titusville Academy, and the Mercer County 200 Club.

Robert H. Rosen, CPA has been a certified public accountant with the firm of Klatzkin and Company in Hamilton, New Jersey for forty-two years and served as managing partner for six years. As a CPA, Mr. Rosen advises his clients on various tax and financial matters. He chairs Roma Financial Corporation’s Audit and Nominating Committees. Mr. Rosen is a member of the New Jersey Society of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accountants and the American Institute of Certified Public Accountants. He is past president of the Mercer County Chapter of the NJSCPA and a past president of the Mercer County Estate Planning Council. He is also an active member of the Hamilton Chapter of the Mercer Regional Chamber of Commerce and chairs the Youth Aid Panel of Lower Makefield Township, Pennsylvania.  As a CPA, he advises clients on various tax and financial matters.

Maurice T. Perilli was elected to the Board of Directors of Roma Bank in 1970 after serving as president and board member of Sanhican Savings and Loan. He was appointed executive vice president in 1979. In 1991, Mr. Perilli was elected Chairman of the Board of Roma Bank. Prior to joining the Bank full-time in 1977, Mr. Perilli was president and owner of two newspaper publishing companies for over 40 years. Active in his community, Mr. Perilli is a past Chairman of the Board of the Robert Wood Johnson University Hospital at Hamilton, New Jersey and a trustee since 1970. He also serves as a director of Thomas Edison State College Foundation, Mercer County 200 Club, and Crime Stoppers. He is a member of the Hamilton Elks Lodge, a Gold Life Member in the Fraternal Order of Police and Silver Life Member of the New Jersey State P.B.A. He is director emeritus of the Hamilton Area YMCA, and a former member of the Hamilton Township Redevelopment Authority and Mercer County Ethics Board.  Among his many awards is the Hamilton Township Entrepreneur Award.  Mr. Perilli was awarded an Honorary Degree of Doctor of Humane Letters from Thomas Edison State College in 2001 and an Honorary Doctor of Laws degree from Rider University in 2002.

Peter A. Inverso, CPA has been president and chief executive officer of Roma Bank since 2000 and serves as president and chief executive officer of Roma Financial Corporation and Roma Financial Corporation, MHC since their incorporation in 2005. Mr. Inverso has served as a director of Roma Bank since 1998. He served as a New Jersey state senator from 1992 to January 2008. Active in several civic and charitable organizations, Mr. Inverso is Immediate Past Chairman of the Board of Directors of the Robert Wood Johnson University Hospital Health Care Corp. at Hamilton, New Jersey, a member of the Board of Trustees of Rider University, Catholic Charities Diocese of Trenton, and a past member of the Board of Governors of the New Jersey League of Community Bankers. Mr. Inverso is also a director of RomAsia Bank.

Alfred DeBlasio, Jr. was appointed a Director of the Company and Roma Bank in October 2008.  He is president and chief executive officer of General Sullivan Group, Inc., a distributor of industrial products located in Pennington, New Jersey.  Mr. DeBlasio serves on the board of directors of the Mercer Regional Chamber of Commerce and he also serves as chairman of the Investment Committee along with various other Chamber committees.  Mr. DeBlasio is also Vice President of the West Trenton Italian American Club.

Michele N. Siekerka, Esq. is a licensed attorney and president and chief executive officer of the Mercer Regional Chamber of Commerce. From 2000 to 2004, Ms. Siekerka was employed by AAA Mid-Atlantic, first as vice president of human resources and then as senior counsel. Active in numerous civic organizations, Ms. Siekerka is a member of, among other organizations, the Mercer County Community College Foundation, the Trenton Public Education Foundation, the Mercer County Bar Association, the Roma Bank Community Foundation, the Mercer County Investment Board, and the RomAsia Bank Board. She is on the Regional Advisory Board for AAA Mid-Atlantic, and a former member of the Robbinsville Township Board of Education.

Executive Officers

Madhusudhan Kotta joined Roma Bank in 1989 and currently serves as Senior Vice President - Investments and Treasurer. Mr. Kotta is associated with the following professional and civic organizations: Accounting and Tax Committee of the New Jersey Bankers Association, Business Advisory Commission of Mercer County Community College, and is a member of the New Jersey Business Economists and American Economic Association. He is also associated with the New Jersey film festival and is involved with fund-raising for non-profit organizations.

Sharon L. Lamont, CPA was appointed as Chief Financial Officer in April 2006. She served as a director of Roma Bank from 1993 until her appointment as an officer, on which date she resigned her position as a director. She was previously the sole owner of Sharon Lamont & Associates, a certified public accounting firm which she founded in 2001. From 1988 to 2001, Ms. Lamont was a partner with Schaeffer, Lamont & Associates, a certified public accounting firm. Her civic activities include serving as a Director of the Robert Wood Johnson University Hospital at Hamilton, New Jersey, and ARC Mercer. She previously served as a board member of the Hamilton Area YMCA, and as a council member of the American Institute of Certified Public Accountants. Ms. Lamont is also the past president of the New Jersey Society of Certified Public Accountants.

Margaret T. Norton joined the Bank in 1978 and currently serves as Senior Vice President and Corporate Secretary. Ms. Norton is the primary administrative officer for Roma Financial Corporation, MHC, Roma Financial Corporation and Roma Bank. She serves on the boards of the Mercer Regional Chamber of Commerce, and is vice chair of the Lakeview Child Centers. She is also a member of the finance committee of the Robert Wood Johnson University Hospital at Hamilton.

C. Keith Pericoloso currently serves as Executive Vice President, a position to which he was appointed in October 2009.  Mr. Pericoloso joined the Bank in 1981 and previously served as Senior Vice President and Chief Operating Officer. Mr. Pericoloso is responsible for the Bank’s daily operations and branch and product development. Mr. Pericoloso provides volunteer services for the Mercer County Italian American Festival and various community organizations.

Robert W. Sumner was appointed Senior Vice President-Information Technology in 2007 and has been with Roma Bank since 2000. Mr. Sumner is responsible for the Bank’s core processing and network systems and serves as the Bank’s Information Security Officer. Mr. Sumner is a member of the Operations and Technology Committee of the New Jersey Bankers Association.

Peter Villa joined Roma Bank in January 2007 and is currently serving as Senior Vice President-Lending. During his thirty three year banking career he managed several commercial lending departments and regional lending teams at First Jersey, Midlantic Bank, Collective Bank and Summit Bank. Most recently he was employed by Sun National Bank as Vice President and Commercial Relationship Officer from 2002 through 2006. He has held memberships in the Venerable Sons of Italy, was a Zoning Board member in Bellmawr, New Jersey, and was a member of Barrington Little League staff.

Barry J. Zadworny has been Senior Vice President - Compliance since 1989. Mr. Zadworny serves as chairman of the Community Reinvestment Act Committee and Internal Loan Review Committee of Roma Bank and is a member of the CRA, Compliance and Legislative Committee of the New Jersey Bankers Association. He is a member of the Bank Secrecy Act and Compliance Committee of American Bankers Association. An ordained deacon in the Catholic Church, Mr. Zadworny was appointed by the Bishop of Trenton to the Council of Deacons, and he also serves as an Annulment Advocate for the Diocesan Tribunal of the Diocese of Trenton.

Meetings and Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the fiscal year ended December 31, 2009, the Bank’s Board of Directors met 21 times and the Company’s Board of Directors met 12 times. No director, except for Mr. Belli who was on an approved leave of absence for four months, attended fewer than 75% of the total meetings of the Board of Directors and committees on which he or she served during the year ended December 31, 2009.  The Board maintains an Audit Committee, Compensation Committee, Nominating Committee, Internal Loan Review Committee, Strategic Planning Committee, and an Investment Committee.

The Compensation Committee currently consists of Directors Albanese, Belli, Natale, Jr., Rosen, DeBlasio and Siekerka.  Each member of the Compensation Committee is independent in accordance with the listing standards of NASDAQ. This committee meets at least annually to review management’s recommendations for staff and management salaries and bonuses. During the year ended December 31, 2009, this committee met 6 times.  The Compensation Committee operates under a written charter, a copy of which is attached as Appendix A to the Proxy Statement.

The Audit Committee is comprised of Directors Rosen, DeBlasio and Siekerka.  The Bank’s internal auditor participates in this committee as well. He does not have a vote but attends the meetings and reviews internal auditing matters with the Committee. The Audit Committee meets quarterly, and, additionally as needed, to review internal audits and management’s audit responses. This committee makes recommendations for management action, reviews compliance issues with the compliance officer, and is responsible for engaging the external auditor. Directors Rosen, and DeBlasio meet the requirements to be considered audit committee financial experts as such term is defined under the regulations of the Securities and Exchange Commission.  During the year ended December 31, 2009, this committee met 8 times. The Committee operates under a written charter, a copy of which is attached as Appendix B to the Proxy Statement.

Board Oversight of Risk and Board Leadership Structure

The Board of Directors as a whole is ultimately responsible for the risk management oversight of the Company.  It is assisted by its committees, including the Audit Committee and the Compensation Committee, whose duties are described elsewhere in this Proxy Statement, as well as other committees, including the Internal Loan Review Committee, responsible for oversight of credit policies and risks.  These committees regularly provide reports of their activities and conclusions to the full Board for discussion and acceptance.

Director Peter A. Inverso serves as Chief Executive Officer of the Company and Director Maurice T. Perilli serves as Chairman of the Board.  The Board of Directors has determined that the separation of the offices of Chairman of the Board and Chief Executive Officer and President will enhance Board independence and oversight.  Moreover, the separation of the Chairman of the Board and Chief Executive Officer and President will allow the Chief Executive Officer and President to better focus on his growing responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

Director Nomination Process

The Nominating Committee is composed of Directors DeBlasio, Siekerka, Natale, and Rosen and is responsible for the annual selection of management’s nominees for election as directors. Each member of the Nominating Committee is independent in accordance with the listing standards of NASDAQ. During the year ended December 31, 2009, this committee met three times.  The Committee operates under a written charter, a copy of which is attached as Appendix C to the Proxy Statement.

The Committee’s process for identifying and evaluating nominees is to conduct a performance evaluation of directors whose terms are expiring, determine whether such person’s performance as a director warrants re-nomination and weigh the qualifications of any candidates who have been recommended to the Committee vis-à-vis each director whose term is expiring. The Committee may solicit new candidate recommendations from directors and officers. A stockholder who wishes to submit a candidate recommendation to the Committee should do so in writing, addressed to the Committee at the Company’s executive offices. The timeframe for the Committee’s annual review and selection of candidates to present to the Board for approval is set forth in the Committee’s charter, as are the guidelines the Committee is directed to observe in its selection and evaluation of nominees.

The specific qualities, skills and qualifications that the Committee believes potential directors should possess include: leadership, reputation for integrity and hard work, ability to exercise independent judgment, and the willingness to disclose obligations and potential conflicts of interest. The Committee believes nominees should have a suitable educational background and it considers the extent to which the individual would bring relevant skills or experiences that are otherwise absent from the Board and the individual’s level of commitment, including his or her available time, energy, and interest. The Company’s independent directors should reflect diversity in the broadest sense, and they, collectively, need to bring diverse experience, oversight and expertise from outside the Company and from outside of the industry. The Nominating Committee considers the skill sets and experience the independent directors add to the Board and those needed to manage risk, facilitate strategic growth and promote effective governance.

Stockholder Communications

Written communications received by the Company from stockholders are shared with the full Board no later than the next regularly scheduled Board meeting. The Board encourages directors to attend annual meetings of stockholders and expects that all members of the Board will be present at the upcoming meeting. All of the members of the Board, except for Mr. Belli, who was on an approved leave of absence, attended the 2009 annual meeting.

Report of the Audit Committee

For the year ended December 31, 2009, the Audit Committee: (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with the Company’s independent auditor, ParenteBeard, all matters required to be discussed under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200Tand (iii) received from ParenteBeard the written disclosures and the letter, as required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountant’s communications with the Audit Committee regarding independence, and discussed with ParenteBeard its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Audit Committee:
Alfred DeBlasio, Jr.
Robert H. Rosen (Chair)
Michele Siekerka

Principal Accounting Fees and Services

Effective July 30, 2002, the Securities Exchange Act of 1934 was amended by the Sarbanes-Oxley Act of 2002 to require all auditing services and non-audit services provided by an issuer’s independent auditor to be pre-approved by the issuer’s audit committee. The Company’s Audit Committee has adopted a policy of approving all audit and non-audit services prior to the service being rendered. All of the services provided by the Company’s independent auditor, ParenteBeard, for 2009 and 2008 were approved by the Audit Committee prior to the service being rendered.

Audit Fees. The fees incurred by the Company for audit services for the fiscal years ended December 31, 2009 and 2008 were $209,000 and $186,500, respectively. These fees include the audit of the Company’s annual consolidated financial statements and the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit Related Fees. The Company did not incur any fees for assurance and related services associated with the audit of the annual financial statements or the review of quarterly financial statements for the fiscal years ended December 31, 2009 and 2008.

Tax Fees. The fees incurred by the Company for preparation of state and federal tax returns for the fiscal years ended December 31, 2009 and 2008 were $21,250 and $14,500, respectively.

All Other Fees. The Company did not incur any fees for services provided by ParenteBeard, LLC other than those listed above.

COMPENSATION DISCUSSION AND ANALYSIS

General

The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation earned by our Named Executive Officers (those officers required to be named on the Summary Compensation Table included in this proxy statement) for fiscal 2009. Compensation for all Named Executive Officers of the Company, including the Chief Executive Officer, as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee” or the “Compensation Committee”).

The Compensation Committee, which consists entirely of independent directors of the Board, adopted a formal charter on August 8, 2007, detailing its Mission Statement and Principal Functions, Membership, and Responsibilities.

As outlined in its charter, the duties and responsibilities of the Committee are to:

•	Create, amend and approve the Company’s compensation and benefit programs, both executive and non executive;

•	Coordinate the Board’s role in establishing performance criteria and goals for the Company’s executives and evaluate the performance of the Company and its executives annually;

•	Review and monitor the potential risks that the incentive compensation programs may expose the Company to and establish controls and procedures in order to control such risks to the Company;

•	Review the performance of the Chief Executive Officer and determine the individual elements of total compensation for the Chief Executive Officer;

•
Review the performance and determine the individual elements of total compensation of the executives other than the Chief Executive Officer, and other employees at the level of corporate Vice President and above;

•
Grant or approve the grant of awards whether in cash or otherwise and other benefits pursuant to the Company’s compensation and benefit programs to executive officers and each employee at the level of corporate Vice President and above; and,

•	Determine annual retainer, meeting fees and stock awards for members of the Board and its committees.

Peter A. Inverso, President and Chief Executive Officer, Maurice T. Perilli, Executive Vice President and Margaret T. Norton, Senior Vice President of Administration and Corporate Secretary, participate in determinations regarding the compensation and design of our benefit programs for all employees. However, they do not participate in setting their own compensation.

Our Compensation Objectives and the Focus of Our Compensation Rewards

Our compensation philosophy is dictated by the Compensation Committee of our Board of Directors. We believe that an appropriate compensation program should have a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. Our objective is to provide overall competitive pay levels in order to attract highly qualified individuals and to retain those individuals in a highly competitive marketplace for executive talent, reward executive officers for superior performance and incent them to perform in a manner that maximizes our corporate performance and enhances long-term stockholder value. Accordingly, our intent is to structure our executive compensation with a focus on a pay-for-performance approach and to offer executive compensation programs that align each individual’s financial incentives with our strategic direction and corporate values.

We view our executive compensation as having the following key elements:

•	a current cash compensation program consisting of salary and cash bonus incentives;

•	long-term equity incentives reflected in awards under our Roma Financial Corporation 2008 Equity Incentive Plan and previously adopted Phantom Stock Appreciation Rights Plan;

•	our tax qualified retirement programs (pension, 401(k) plan and employee stock ownership plan); and,

•	other executive retirement benefits and perquisites.

These programs have as their objective to provide our senior officers with overall compensation that is competitive with comparable financial institutions, aligns individual performance with our business objectives, and aligns senior officer long-term interests with those of the Company’s stockholders.

Comparative Market Data

We annually review our mix of short term performance incentives and longer term incentives, and incorporate in our compensation reviews available market data from studies performed as to appropriate competitive levels of compensation and benefits. We do not have set percentages of short term versus long term incentives. Instead, we look to provide a reasonable balance of those incentives, consistent with competitive standards obtained from available market studies and data obtained from peer institutions.

The primary data sources used in setting competitive market levels for executive officer pay are the information contained in survey studies and publicly disclosed data by other comparable community banks. These comparable companies are reviewed annually and may change from year-to-year. These companies, which have been carefully reviewed and considered by the Compensation Committee, include community banks of similar size and business strategy, both nationally and those located in our geographic region. The Compensation Committee reviews such data collected in order to determine market competitive levels of compensation, as well as, reviewing internal pay levels within the executive group. The Compensation Committee makes decisions regarding each individual executive’s target total compensation opportunity with consideration of the goal of motivating and retaining an experienced and effective management team. The Compensation Committee periodically utilizes a selected peer group of companies to assist in its evaluation of our compensation programs.

In 2009, a compensation study covering our senior officers, Vice Presidents and above, as well as our directors, was performed by the IFM Group, Inc., a compensation consulting firm hired by our compensation committee. This comparative group of companies in 2009 consisted of seventeen other publicly traded financial institutions ranging in asset size from $680 million to $1.98 billion dollars. The peer group averaged $1.1 billion in assets versus our size, at the time, of approximately $1.24 billion in assets. Each peer group financial institution was selected because of its size and similarity in operations as well as general geographic proximity to us. The seventeen financial institutions that comprised the 2009 study peer group were from the states of New Jersey, Rhode Island, Massachusetts, Pennsylvania, New Hampshire, and Connecticut. The peer group included: Oritani Financial; Northfield Bancorp; Bancorp Rhode Island; United Financial; Westfield Financial; Fox Chase Bancorp; Cape Bancorp; Essa Bancorp; Clifton Savings Bancorp; Legacy Bancorp; Unity Bancorp; New Hampshire Thrift Bancshares; Berkshire Bancorp; Carver Federal; Ocean Shore Holding; Patriot National Bancorp; and Prudential Savings.

In the 2009 study, we compared our compensation programs to industry available databases and to the above mentioned updated peer group.  The process involved hiring an independent compensation consulting firm, IFM Group, Inc. to perform a study in which they:

•	Gathered data from industry specific global and regional compensation databases based upon company size for each executive position.

•	Determined an appropriate peer group of financial institutions based upon similar size and geography.

•	Developed data points at the average, 60th and 75th percentiles for salary and total cash compensation comparisons and reviewed equity grants for peer institutions.

•	Averaged peer group and database statistics together to produce a relevant “market” at the data points for salary and total cash compensation and documented equity ownership at peer institutions.

•	Compared our compensation levels to the “market” data points and determined our relative positioning for competitiveness as to salary, total cash compensation and non-cash compensation.

•	Evaluated other compensation components, including executive benefits as compared to competitive standards.

In the evaluation process, the salary, total cash and equity compensation of our executive officers were compared to corresponding data points of the peer group as well as data available from published financial institution databases. Data regarding employment contracts and change-of-control provisions, as well as data regarding the design and benefit levels of retirement benefits, were also compared to the data derived from the peer banks.

“Market” cash compensation was determined by averaging the data base studies available with the Peer Group data, and determining data points at the average 60th and 75th percentiles.  Previously, the compensation committee had established a goal of having the individual’s total cash compensation, inclusive of cash bonuses to approximate the 60th “market” percentile assuming achievement of personal goals and favorable corporate financial results.  The results of the study indicated that we were close to meeting our targeted goals in most cases.

Although, we gain considerable knowledge about the competitiveness of our compensation programs through the comparative process and by conducting periodic studies, we recognize that each financial institution is unique and that significant differences exist between institutions in regard to executive compensation practices.

We believe that the aggregate of the executive compensation programs that we provide will fulfill our objectives of providing a competitive level of compensation and benefits in order to attract and retain key executives.  We also believe that by redesigning our salary and incentive programs during 2007 and 2008, we now appropriately reward performance and fulfill our objectives to achieve profitability and growth while, at the same time, mitigating risk in the cash incentive compensation plan through diversity in the number, type and weight of performance measures, as well as limiting maximum incentive payouts at 140% of each performance target and limiting the overall target percentage of incentive compensation as a percentage of salary with a limitation of 140% of target, thereby, allowing us to also maintain controls over our compensation costs.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our shareholders. Our objective is to provide cash compensation in the form of base salary to meet competitive salary norms and to incent and reward superior performance on an annual basis against specific short term goals through our cash incentive compensation plan, targeting total cash compensation, including bonus at the 60th percentile of the market. Our intent is to provide long-term non-cash incentives to reward superior performance against specific objectives and long-term strategic goals.

Specific Elements of Our Compensation Program

We have described below the specific elements of our compensation program for executive officers.

Salary. Consolidation continues within the banking industry, and recent experience continues to demonstrate that there remains a limited supply of qualified experienced executives and other officers, particularly in a number of specialized areas. We believe that it is important that we retain a competitive salary structure in order to retain our existing qualified officers and to maintain a base pay structure consistent with the structures utilized for the compensation of similarly situated executives in the industry and at similarly size institutions. During 2007 and 2008, we established structured salary ranges and guidelines for our executive officers as well as for our other officers and employees. This structured salary program was reviewed again in 2009 by comparing comparable positions with the study results by IFM Group, Inc. It will be reviewed periodically, in the future, based upon industry standards developed through studies by independent compensation consulting firms engaged by our Compensation Committee for that purpose. A key objective of our salary structure is to maintain reasonable “fixed” compensation costs by targeting base salaries within a competitive range, taking into effect performance as well as experience.

Short-Term Incentive Compensation. We maintain an annual cash incentive compensation plan which has been revised to incorporate a strong pay-for-performance orientation. In 2007, the Company began a transition to the restructured cash incentive program which was fully operative in 2008. We also revised and formalized our performance objective setting and performance evaluation process throughout the Company in order to support this increased emphasis on “pay for performance.”

Individual performance goals under our 2009 cash incentive program varied by officer job level and function and were based upon our tactical and strategic objectives. The extent to which we achieved our corporate goals and financial results versus budgeted goals were factors considered in the corporate performance portion of our cash incentive plan.

The Compensation Committee reviews in detail the design of each year’s cash incentive compensation plan including the desired performance outputs and the program factors that will impact total bonus payouts.  The Compensation Committee reviews the various performance factors, the weighting of various factors, and the potential impact and the possible risks to the Company of incenting performance in the various factors selected under the plan to be certain that the plan’s design and its performance components are consistent with the Company’s risk tolerance and internal lending policies. Consistent with those objectives, the resulting payout on any one factor was maximized at 140% in 2009.

As of January 1, 2008, the Roma Bank Cash Incentive Compensation Plan was fully implemented. The Plan is an integral part of officer cash compensation for Branch Managers and above. It is designed to communicate the Board’s strategy and to drive the Bank’s business plan on a structured basis for the eligible officers, to reinforce a common focus among eligible officers on the Bank’s continued need for maximum profitability, efficiency and growth, consistent with risk tolerance, and to reinforce the concept of “team” and overall results, as well as individual performance and results. The cash incentive compensation plan employs targeted awards as a percentage of base salary, determined by a competitive analysis previously performed by our consultant, IFM Group, Inc. The target cash incentive awards for 2009 were as follows: President & CEO 40% of salary; Executive Vice President 30% of salary; Senior Vice President’s 20% of salary; and, other lesser job titles are similarly structured with a lesser targeted percentage of salary. Funding of the cash incentive pool is achieved through attainment of profitability targets and other key objectives as established annually by the Board of Directors and as developed each year in the Bank’s profit plan, and by the Bank’s performance in several key financial measures, as determined each year by the Board of Directors, compared to the performance of a group of peer institutions. A discretionary portion of the targeted cash incentive award, 40% for Senior Vice Presidents, and a greater percentage for lesser job titles, is based on individual and business group performance.

The peer group used for 2009 in determining the cash incentive awards was based upon recommendations by the Bank’s consultant, IFM Group, Inc, and consisted of some fourteen banks ranging in asset size, as of September 30, 2009, from $514.9 million to $1.9 billion, from the states of NJ, NY, PA, MA, NH, and ME. This peer group, including the Bank, averaged $1.1 billion in assets versus the Bank’s assets at the time of approximately $1.2 billion. Each peer group financial institution was selected because of its asset size and similarities to the Bank including number of branches and employees.

The fourteen financial institutions comprising the 2009 peer group were: Carver Federal Savings Bank, Clifton Savings Bank, ESSA Bank & Trust, Fox Chase Bank, Haven Savings Bank, Lake Sunapee Federal Savings, Magyar Bank, Mascoma Savings Bank, Maspeth Federal Savings Bank, Oritani Savings Bank, Prudential Savings Bank, Savings Bank of Maine, United Bank, and Westfield Bank.

For the 2008 Cash Incentive Compensation Plan, the Bank’s results versus budget components were weighted 70% and the Bank’s performance results relative to several key peer Bank financial performance measures, including, net income, targeted growth in commercial loans, targeted growth in residential loans, return on average assets, return on average equity, efficiency ratio and in year to year improvement in: non-performing loans, return of average equity, net interest margin, and the ratio of loans to assets. Each of these factors varied in their weighting from 50% to 2.5% with the aggregate weighting of 70%. Bank results versus Peer Group result components were weighted in aggregate in 2009 at 30% with no one component weighted more than 6% of that total.  Those components measured included return on average assets, net interest margin, non performing assets, efficiency ratio and earnings per employee. Bank results versus Peer Bank results were measured based upon a twelve month trailing average ending September 30, 2009. Consistent with the Company’s risk policy, each individual component factor being measured under the Cash Incentive Compensation Plan in 2009 was subject to a 140% maximum so that the maximum bonus award applicable to the President and CEO, for example, having a target bonus of 40% of base salary in 2009 was limited to 56% of base salary. The other Named Executive Officers have a targeted bonus of 30% for Executive Vice Presidents and 20% for Senior Vice Presidents, maximized at 42% and 28%, respectively. The components measuring the Bank’s 2009 results versus 2009 budget were measured as of December 31, 2009 resulting in the cash incentive amounts being paid in February 2010 versus payment in December of 2009.

Under the Cash Incentive Compensation Plan for 2009, bonuses were paid to the Named Executive Officers which ranged from 15.8% to 5.5% as a percentage of base salary. For all Senior Vice Presidents and above, including our President and Chief Executive Officer, and our Chairman, their 2009 cash incentive amount was based totally upon attainment of the above described Bank result goals, including RomAsia Bank versus budget, as well as Bank results versus the Peer Group Banks.

Long-Term Incentive Compensation. In 2008, as a result of our compensation consultant’s 2007 and 2008 studies, indicating that the absence of a comprehensive equity compensation program placed our executives well below the peer banks’ comparison of total compensation for Named Executive Officers inclusive of equity, the Company implemented the 2008 Equity Incentive Plan.

The purpose of the 2008 Equity Incentive Plan is to provide incentives and rewards to selected officers, employees and directors that contribute to the success and growth of Roma Financial Corporation and its affiliates, and to assist these entities in attracting and retaining selected officers, employees and directors with necessary experience and the ability required to aid the Company in increasing the long term value of the Company for the benefit of its shareholders.

Under the Plan, awards may consist of Incentive Stock Options, Non-Statutory Stock Options or Restricted Stock Awards.  Through the practice of awarding nonvested equity shares, and vesting over a period of years, this element of the compensation program promotes and rewards a plan participant’s tenure with the Company as well as the participant’s role in the Company’s long term growth and long term financial performance.

The Compensation Committee reviewed in detail the design of the awards in aggregate, by category of job position and by individual award to be sure the plan design, components, and awards were consistent with the Company’s risk tolerance and impact tolerance on current and future impact on earnings as well as consistent with customary practices.

The types and amounts of awards for each participant were based upon recommendations made by our consultant firm, IFM Group, Inc., taking into effect reward practices in similar size institutions. The 2008 awards were made to officers at the rank of Branch Manager and above, as well as to directors.  These awards were associated with a vesting schedule, vesting at 20% per year over five years commencing on the first anniversary date of the award.  Information concerning the 2008 awards to certain Named Executive Officers in 2008 is set forth in the Summary Compensation Table. No additional awards were made in 2009.

No awards were made in 2008 or 2009 under the Bank’s Phantom Stock Appreciation Rights Plan, which was effective November 1, 2002, to reward executive officers, key management and the Board of Directors for achieving strategic goals of the Bank. Under that plan, the future value of units awarded to plan participants is based upon the accumulation of future consolidated retained earnings of the Bank. As of the date of such award on November 1, 2002, such units had no value. The future value of such units will be based upon the increase in consolidated retained earnings  of the  Bank  each December 31.  Expenses accrued for the increases in the future value of units awarded will reduce the

Bank’s future earnings. There are no thresholds or target payouts set under the plan. The plan expired on December 31, 2009.

The units under that Plan were awarded to executive officers, key management, and directors of the Bank as of November 1, 2002 and in subsequent years. Directors of the Bank received 24.8% of such units in the aggregate. Messrs. Inverso, Perilli, Zadworny, Pericoloso and Ms. Norton were awarded 16.3%, 16.3%, 5.0%, 4.6% and 6.0% of the units, respectively. Such units are earned and non-forfeitable after participants have completed 10 years of service with the Bank at a rate of 10% per year, or 100% at age 65, whichever is earlier. Distributions of benefits under the Plan will be made following retirement, termination of service, death or a change in control of the Bank. The benefit paid to a plan participant will be the accumulated value of his or her units determined by the growth in the Bank’s consolidated retained earnings between November 1, 2002 and the time of distribution of the benefit to a plan participant.

Retirement and Income Security Programs. Our Retirement programs consist of a tax-qualified defined pension benefit plan, a 401(k) plan with a company matching contribution and our employee stock ownership plan. In addition, we maintain a supplemental retirement program for certain Named Executive Officers.

Defined Benefit Retirement Plan. The Bank maintains a tax-qualified noncontributory defined benefit plan (“Retirement  Plan”) for employees. All employees who have worked for a period of one year and who have been credited with 1,000 or more hours of employment during the year are eligible to accrue benefits under the Retirement Plan. At the normal retirement age of 65, the plan is designed to provide a single life annuity with no ancillary benefits. For a married participant, the normal form of benefit is an actuarially reduced survivor annuity where, upon the participant’s death, the participant’s spouse is entitled to receive a benefit equal to 50% of the amount  paid  during the participant’s  lifetime. The joint and survivor annuity will be actuarially equivalent to the single life annuity.

The annual retirement benefit provided is an amount equal to the sum of (a) 1.3% of a  participant’s average  annual  earnings not in excess of Covered Compensation and (b) 1.93% of a participant’s average annual earnings in excess of Covered Compensation multiplied by the  participant’s years of credited service to the normal retirement date (not to exceed  30  years). Covered Compensation is defined as the average (without indexing) of the Social Security Taxable Wage Base ($106,800 and $102,000 for 2009 and 2008, respectively) in effect at the beginning of each calendar year during the 35 year period ending with the calendar year in which the participant attains Social Security Retirement Age (without regard to any age increase factors under the Social Security Act). Average annual earnings is defined as the average annual total compensation of the 60 consecutive calendar months preceding termination of service. Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of 5 years of service with the Bank. Upon termination of employment other than as specified above, a participant who has a vested benefit under the Retirement Plan is eligible to receive his or her accrued benefit reduced for early retirement, if applicable, or a deferred retirement benefit commencing on such participant’s normal retirement date. Benefits are payable in various annuity forms.

401(k) Savings Plan. The Bank maintains the Roma Bank 401(k) Savings Plan, a tax-qualified  defined contribution plan, for substantially all salaried employees of the Bank who have completed a year of eligible service (as defined under the plan) and attained age 21. Eligible employees may contribute an amount from 1% to 25% of their salary to the plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code of 1986, as amended. For 2009, the contribution limit was $16,500 except participants over age 50 may contribute an additional $5,500 per year. Under the plan, the Bank makes a matching contribution equal to 50% of the first 6.0% of compensation deferred by a participant. The plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account into various investment funds.

Employee Stock Ownership Plan. As part of our stock offering during 2006, we established the Roma Bank Employee Stock Ownership Plan. The plan purchased 811,750 shares of the Company stock as part of the offering for a total of $8,117,500, with funds borrowed from the Company. The stock acquisition loan will be repaid by the plan over a period of approximately 15 years based upon anticipated contributions from the Bank necessary to meet the loan principal and interest obligations of the plan. During the repayment period of the loan, it is anticipated that approximately 54,000 shares of Company stock will be allocated annually to employee participant accounts as a supplement to their retirement program. The employee stock ownership plan will serve to permit all employees of the Company and the Bank to become long term stockholders of the Company, thereby aligning the employees’ interest with the interests of the Company’s stockholders. For the year ended December 31, 2009, ESOP awards to the Named Executive Officers were as follows:  Inverso – 2,086.274 shares; Perilli – 1,743.880 shares; Norton – 1,619.234 shares; Zadworny – 1,280.007 shares, Pericoloso – 1,284.151 shares, and Lamont – 1,202.786 shares. The shares allocated to the officers above represented 17.0% of the 54,116 shares allocated in 2009, and 17.6% of the 54,116 total shares allocated in 2008.

Supplemental Executive Retirement Agreements. The Bank has entered into supplemental executive retirement agreements with Officers Inverso, Perilli, Norton and Zadworny. The supplemental executive retirement agreements provide benefits at normal retirement age of 69 for Mr. Inverso, 89 for Mr. Perilli, and 65 for Ms. Norton and Mr. Zadworny. However, the plan provides for payments to begin at the later of normal retirement age or the date the individual is no longer employed by the Bank. Details of the values of these retirement benefits may be found in the footnotes and narratives to the Summary Compensation Table and in the narratives accompanying the Pension Benefits Table and the Nonqualified Deferred Compensation Table.

Employment Contracts and Change Of Control Agreements. On February 20, 2009 the Board of Directors of Roma Financial Corporation approved the terms of employment agreements with each of Peter A. Inverso, President and Chief Executive Officer, and Maurice T. Perilli, Executive Vice President. Both agreements were effective as of March 1, 2009. Mr. Inverso’s agreement provides for an initial term of 36 months while Mr. Perilli’s agreement provides for an initial term of 24 months.  Each agreement also provides that on the first day of each calendar quarter after the anniversary date, the term shall be renewed for an additional three years in the case of Mr. Inverso and two years in the case of Mr. Perilli unless written notice of non-renewal is provided to the officer at least 90 days prior to any such Anniversary Date.  Mr. Inverso’s agreement provides for an initial base salary of $329,600 per year, while Mr. Perilli’s provides for an initial base salary of $206,000 per year.  Both agreements also provide that the individual’s base salary will be reviewed at least annually by a committee designated by the Board and may be increased but not decreased.  Each officer is also entitled to receive such benefits as are uniformly provided to permanent full-time employees. Both officers shall also be provided with such other benefits, arrangements and perquisites substantially similar as to what were being provided to them immediately prior to the date of the agreements and shall be entitled to incentive compensation and bonuses as provided in any plan in which the individual is eligible to participate.

In the event the officer terminates his employment due to a disability, he shall be entitled to continue to receive his base salary for the greater of the remaining term of the agreement or one year.  In the event of his death, his lawful heirs or estate shall be entitled to receive a payment equal to his base salary for one year.  The agreements also provide that, upon the occurrence of an “Event of Termination”, the officer shall be entitled to receive a payment equal to three times the officer’s base salary and the highest bonus awarded to him during the prior three years and shall also be entitled to continuation of health and welfare benefits for twelve months following the date of termination or thirty six months in the event of a change in control.

Effective January 1, 2010, the Company entered into employment agreements with each of Sharon L. Lamont, Chief Financial Officer, Margaret Norton, Senior Vice President/Corporate Secretary

and Keith Pericoloso, Executive Vice President.  Each of these agreements provides for an initial term of 12 months.  Each agreement also provides that on each annual anniversary date of the effective date of the agreements (the “Anniversary Date”), the term shall be renewed for an additional unspecified period of time beyond the then effective expiration upon a determination and resolution of the Board of Directors that the performance of the respective executive has met the requirements and standards of the Board of Directors.  Ms. Lamont’s agreement provides that she will receive an initial base salary of $195,000 per year; Mrs. Norton’s provides for an initial base salary of $181,000 per year and Mr. Pericoloso’s provides for an initial base salary of $163,500 per year.  All three agreements also provide that the individual’s base salary will be reviewed at least annually by the Board and may be increased but not decreased.  Each officer is also entitled to participate in other benefit programs provided to other employees.  All three officers shall also be provided with such other benefits, arrangements and perquisites provided to other senior management and shall be entitled to participate in incentive compensation and bonus plans covering all senior management of the Bank.

In the event the officer terminates his employment due to a disability, he shall be entitled to continue to receive his or her base salary for the lesser of the remaining term of the agreement or 1 year.  In the event of death, the executive’s estate shall be entitled to receive a payment equal to his base salary through the last day of the calendar month in which the death occurred.  In the event an executive’s employment is terminated without cause, the executive will be entitled to receive his or her compensation due through the remaining term of the agreement.  In the event an executive is involuntarily terminated during the term of the employment agreement within 12 months following any “Change in Control” of the Bank or its Parent, absent cause, the executive shall be entitled to receive a payment equal to two times the total compensation paid to that executive or accrued by the Bank with respect to the Executive for the most recently completed calendar year ending on or prior to such date of termination, not to exceed the tax deductible limitations under Section 280G under the Internal Revenue Code.  The executive may also voluntarily terminate employment in connection with a Change in Control and be entitled to receive such payment within 12 months following a Change in Control if a “Good Reason” exists.  Under the agreements, a “Good Reason” will exist if, without the executive’s express written consent, the Bank materially breaches any of its obligations under the agreements.  Without limitation, a material breach will be deemed to occur upon the occurrence of any of the following: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material diminution in the budget over the executive retains authority; (iv) a material change in the geographic location of the executive’s office location; or (v) any other action or inaction that constitutes a material breach by the Bank of the employment agreement.

As these agreements were not in place during 2009, no payments would have been due any of Ms. Lamont, Mrs. Norton or Mr. Pericoloso in the event of a termination at December 31, 2009.

Compliance with Sections 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. Since we retain discretion over bonuses under our cash incentive plan, those bonuses will not qualify for the exemption for performance-based compensation. The Compensation Committee intends to provide executive compensation in a manner that will be fully deductible for federal income tax purposes, so long as that objective is consistent with overall business and compensation objectives. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions or the executive officer’s performance.

Compensation Committee Report

The Compensation Committee considered and discussed the foregoing Compensation Discussion and Analysis (CD&A) with executive management and gave its recommendation to the Board of Directors that the CD&A be included in this proxy statement.

Compensation Committee:  Robert Albanese, Simon H. Belli, Louis A. Natale, Jr., Robert H. Rosen, Alfred DeBlasio, Jr. and Michele N. Siekerka.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or formerly was an officer or employee of the Company. During 2009, none of our executive officers served on the Compensation Committee (or equivalent), or the Board of Directors, of another entity whose executive officer or officers served on our Compensation Committee or Board.

Relationship with Compensation Consultant

The Compensation Committee has retained IFM Group, Inc. as a consultant with respect to various compensation-related matters.  The aggregate fees paid to IFM Group, Inc. for compensation-related matters during the year ended December 31, 2009 were $28,108.  No other services were provided by IFM Group, Inc.

Assessment of Risks Related to the Company’s Compensation Policies

We believe the Company’s compensation programs for its employees are not reasonably likely to have a material adverse impact on the Company.

The Compensation Policy of the Company is established by the compensation committee of the  Board and follows a design philosophy of providing performance incentives on both a short term and longer term  basis while at the same time remaining consistent with  the Company’s risk tolerance and Board philosophy of mitigating risk, consistent with any changes in the Company’s risk profile. The risk assessment and risk mitigation process consists of the committee annually reviewing the design of the short term cash incentive plan and modeling the effect on all plan participants in terms of payout if all measures are achieved to the maximum, target and minimum.

The Company further believes it mitigates risk by having a balanced pay mix through balancing the short term cash incentive plan objectives with longer term objectives through the practice of awarding equity shares, and vesting them over a period of years, thereby promoting and rewarding a plan participant’s tenure with the Company as well as the participant’s role in the Company’s long term growth and long term financial performance.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to, or earned by, our principal executive officer, principal financial officer and certain other executive officers of the Company or the Bank during the last three fiscal years.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
		(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Peter A. Inverso	2009	$329,600	$—	$—	$—	$72,098	$30,814	$40,908	$473,420
President and Chief	2008	$320,000	$—	$628,820	$422,240	$120,582	$36,082	$49,696	$1,577,420
Executive Officer	2007	$295,000	$170,000	$—	$—	$33,933	$129,255	$57,062	$685,250

Maurice T. Perilli	2009	$206,000	$—	$—	$—	$24,454	$-	$43,237	$273,691
Executive Vice	2008	$200,000	$—	$492,120	$327,600	$59,885	$-	$46,360	$1,125,965
President and Chairman	2007	$156,250	$125,000	$—	$—	$33,933	$85,520	$44,925	$445,628

Margaret T. Norton	2009	$175,000	$7,000	$—	$—	$19,552	$(9,236)	$27,203	$219,519
Senior Vice President	2008	$170,000	$5,100	$136,700	$138,320	$24,814	$87,259	$32,832	$595,025
Corporate Secretary	2007	$166,500	$30,000	$—	$—	$8,507	$171,897	$38,059	$414,963

Sharon Lamont	2009	$180,000	$14,400	$—	$—	$16,139	$50,687	$22,527	$283,753
Chief Financial Officer	2008	$160,000	$9,600	$136,700	$138,320	$22,405	$22,807	$23,063	$512,895
	2007	$150,000	$30,000	$—	$—	$12,979	$42,972	$16,840	$252,791

Barry Zadworny	2009	$133,000	$1,064	$—	$—	$13,641	$17,150	$20,088	$184,943
Senior Vice President	2008	$131,000	$1,572	$136,700	$138,320	$18,697	$90,315	$26,128	$542,732
Of Compliance	2007	$127,500	$7,500	$—	$—	$5,543	$83,491	$29,963	$253,997

C. Keith Pericoloso	2009	$143,500	$11,480	$—	$—	$13,474	$50,434	$21,070	$239,958
Senior Vice President	2008	$133,500	$10,413	$136,700	$138,320	$18,198	$16,278	$22,999	$476,408
Of Branch Operations	2007	$126,000	$30,000	$—	$—	$5,039	$17,540	$26,132	$204,711

In the table above:

•	The 2009 bonus amounts in column (b) were based on the cash incentive plan implemented in 2008 and were paid in February 2010 based on 2009 results.

•
The amount shown in columns (c) and (d) reflect the grant date fair value for the awards as calculated in accordance with Financial Accounting Standards Board Topic 718.  Assumptions used in determining the fair values of the option awards are set forth in the “Employee Benefit and Stock Options Plans” footnote of the Company’s financial statements included in its annual report of Form 10-K for fiscal year ended December 31, 2009.

•
When we refer to non-equity incentive plan compensation in column (e) above, we are referring to the Phantom Stock Appreciation Rights Plan implemented in 2002 and the Company’s non-equity incentive plan implemented in 2007 as part of our Cash Incentive Compensation Plan which included the Named Executive Officers. That plan, as explained elsewhere in the section entitled “Compensation Discussion and Analysis - Specific Elements of Our Compensation Program”, is comprised of two components: (1) a “non-equity incentive” component based upon performance metrics that are established at the beginning of the year, and (2) a discretionary bonus portion determined at the end of the performance year based upon individual performance. The Chief Executive Officer and the Chairman were only eligible to receive an award under the first component, while the other NEO’s were eligible to receive awards under both components The breakdown between the non-equity portion of the award and the phantom stock awards increase in value in 2009 and 2008 is as follows:

Officer	Non-Equity Incentive Plan	Phantom Stock Plan

Inverso	2009 - $ 52,169	2009 - $19,929
	2008 - $114,253	2008 - $ 6,329
Perilli	2009 - $ 24,454	2009 - $ -0-
	2008 - $ 53,556	2008 - $ 6,329
Norton	2009 - $ 8,310	2009 - $11,242
	2008 - $ 21,244	2008 - $ 3,570
Lamont	2009 - $ 8,547	2009 - $ 7,592
	2008 - $ 19,994	2008 - $ 2,411
Zadworny	2009 - $ 6,315	2009 - $ 7,326
	2008 - $ 16,370	2008 - $ 2,327
Pericoloso	2009 - $ 6,814	2009 - $ 6,660
	2008 - $ 16,683	2008 - $ 2,115

•	The breakdown between the actual awards and the components under which the awards were granted was as follows for 2009:

NEO	Non-Equity Component	Discretionary	Total

Peter Inverso	$52,169	$—	$52,169
Maurice Perilli	24,454	—	24,454
Margaret Norton	8,310	7,000	15,310
Sharon Lamont	8,547	14,400	22,947
Barry Zadworny	6,315	1,064	7,379
Keith Pericoloso	6,814	11,480	18,294

•	Non-Equity Incentive Component

For the non-equity component, 70% of the awards were determined based upon the Company’s actual performance as compared to budgeted performance for certain metrics with the remaining 30% to be determined based upon the Company’s actual performance as compared to its peer group. The targeted awards as a percentage of salary were 40% for the CEO, 30% for the Chairman and 20% for the other NEOs with a maximum payout of 140% of target award. For 2009, RomAsia Bank was included in the Company result versus budget for the CEO, Chairman, and other NEO’s. Overall, as detailed below, for the NEO’s the Company achieved 39.57% of its targeted performance. This percentage was then applied to the targeted awards as a percentage of salary for each NEO to calculate the non-equity incentive plan component.

•	Company Performance

The table below sets forth the performance metrics established by the Company at the beginning of the period, actual results as compared to these and the respective weighting of each metric in determining the overall weighting of the Company’s performance including RomAsia Bank.

Achievement of Budget -70% Minimum Achievement of Goal Required, Maximum 140% Credit

Metric	Budget	Actual ($)	Actual (%)	Metric Weight	Result %
	(Dollars in Thousands)

Net Income*	$4,322	$2,994	69.11%	50%	0.00%
Res. Loan Growth	$91,700	$129,090	140.00	5	7.00
Comm. Loan Growth	$85,500	$70,644	82.62	5	4.13
ROA	0.40%	0.22%	55.00	10	0.00
ROE	2.01%	1.28%	63.68	10	0.00
Efficiency Ratio	79.88%	89.58%	89.17	10	8.92

Year to Year Improvement 70% Minimum Achievement of Goal Required, Maximum 140% Credit

Metric	2008	2009	% of Target	Metric Weight	Result %

NPLs/Total Loans	2.02%	2.62%	77.10	2.50%	1.93%
Net Interest Margin	3.21	2.88	89.72	2.50	2.24
Net Loans/Assets	48.32	44.62	92.34	2.50	2.31
ROE	2.15	1.28	59.53	2.50	0.00
Total				100%
	Total Company Performance				26.53%

•	Peer Group Comparison (Roma Bank only) (Trailing 12 months as of 9-30-09)

Metric	Peers	Company	Quartile Weighting	Metric Weight	Result %

ROA	0.50%	0.39%	70%	6.0%	4.2%
NIM/Earning Assets	3.00	2.94	70%	6.0	4.2
Non-performing Assets/ Total Assets	1.13	1.36	70%	6.0	4.2
Efficiency Ratio	69.79	77.61	70%	6.0	4.2
Earnings per Employee	$31,583	$19,125	70%	6.0	4.2

	Total Peer Group Comparison			30.0%	21.0

•	Overall Non-Equity Incentive Plan Component

70% of Company Performance Percentage	18.57%
30% of Peer Group Comparison Percentage	21.00%
Grand Total Percentage	39.57%

•	Discretionary Component

•
Targeted discretionary bonuses for the NEOs (other than the CEO and the Chairman) were 8% of their respective salary. Targeted and actual discretionary bonuses (component 2) for the NEOs were as follows:

NEO	Target ($)	Actual ($)	Actual (% of Target)

Peter Inverso	N/A	N/A	N/A
Maurice Perilli	N/A	N/A	N/A
Sharon Lamont	$14,400	$14,400	100%
Keith Pericoloso	$11,480	$11,480	100%
Margaret Norton	$14,000	$7,000	50%
Barry Zadworny	$10,640	$1,064	10%

•	When we refer to changes in pension values in column (f) above, we are referring to the aggregate change in the present value of the Named Executive Officer’s accumulated benefit under all defined benefit and actuarial plans from the measurement date used for preparing our 2007, 2008 and 2009 year-end financial statements to the measurement date used for preparing our 2007, 2008 and 2009 year-end financial statements. For Mr. Inverso, the change in value under the Retirement Plan and the Supplemental Retirement Plan was $30,814 and $0.0, respectively, for 2009, $36,082 and $0.0, respectively, for 2008, and $35,093 and $94,162, respectively for 2007. For Mr. Perilli, the change in value under the Supplemental Retirement Plan was $0.0, $0.0 and $85,520 for 2009, 2008 and 2007, respectively. For Ms. Norton, the change in value under the Retirement Plan and the Supplemental Retirement Plan was $(9,236) and $0.0, respectively, for 2009, $51,468 and $35,791, respectively, for 2008, and $129,801 and $42,096, respectively for 2007. Ms. Lamont does not participate in the Supplemental Executive Retirement Plan.  In 2009, Ms. Lamont’s change in value under the Retirement Plan was $50,687.   In 2008, Ms. Lamont’s change in value under the Retirement Plan was $22,807. In 2007, Ms. Lamont’s change in value under the Retirement Plan was $42,972. For Mr. Zadworny, the change in value under the Retirement Plan and the Supplemental Retirement Plan was $1,660 and $15,490, respectively, for 2009, respectively, $57,900 and $32,415, respectively, for 2008, and $53,561 and $29,930, respectively, for 2007.  Mr. Pericoloso does not participate in the Supplemental Retirement Plan. The change in value under the Retirement Plan for Mr. Pericoloso was $50,434, $16,278 and $17,540, respectively, for 2009, 2008 and 2007.

•	“All Other Compensation” in column (e) above includes the following:

•      for Mr. Inverso in 2009: $5,407 of life and disability insurance premiums, 2086.274 shares under the Roma Bank Employee Stock Ownership Plan (valued at $25,786 based on an average stock price of $12.36 per share) and $9,715 representing matching payments that we made under our 401(k) plan.

•      for Mr. Perilli in 2009: $15,486 of life and disability insurance premiums, 1,743.880 shares under the Roma Bank Employee Stock Ownership Plan (valued at $21,554 based on an average stock price of $12.36 per share) and $6,197 representing matching payments that we made under our 401(k) plan.

•  for Ms. Norton in 2009: $1,921 of life and disability insurance premiums, 1,619.234 shares under the Roma Bank Employee Stock Ownership Plan (valued at $20,014 based on an average stock price of $12.36 per share) and $5,268 representing matching payments that we made under our 401(k) plan.

•  for Ms. Lamont in 2009: $2,259 of life and disability insurance premiums, 1,202.786 shares under the Roma Bank Employee Stock Ownership Plan (valued at $14,866 based on an average stock price of $12.36 per share) and $5,402 representing matching payments that we made under our 401(k) plan.

•  for Mr. Zadworny in 2009: $924 of life and disability insurance premiums, 1,280.007 shares under the Roma Bank Employee Stock Ownership Plan (valued at $15,821 based on an average stock price of $12.36 per share) and $3,343 representing matching payments that we made under our 401(k) plan.

•  for Mr. Pericoloso in 2009: $2,319 of life and disability insurance premiums, 1,284.151 shares under the Roma Bank Employee Stock Ownership Plan (valued at $15,872 based on an average stock price of $12.36 per share) and $2,879 representing matching payments that we made under our 401(k) plan.

Grants of Plan-Based Awards

There were no grants of any plan-based awards to the Named Executive Officers during 2009.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding options and restricted stock held by the Named Executive Officers as of December 31, 2009.  There were no outstanding awards under any equity incentive plan at December 31, 2009.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested
Peter A. Inverso	23,200	92,800	$13.67	06/25/18	92,800	$1,147,008
Maurice T. Perilli	18,000	72,000	$13.67	06/25/18	72,000	$889,920
Margaret T. Norton	7,600	30,400	$13.67	06/25/18	30,400	$375,744
Sharon Lamont	7,600	30,400	$13.67	06/25/18	30,400	$375,744
Barry Zadworny	7,600	30,400	$13.67	06/25/18	30,400	$375,744
C. Keith Pericoloso	7,600	30,400	$13.67	06/25/18	30,400	$375,744
_____________________________

(1)	Such awards were made on June 25, 2008 and vest at the rate of 20% per year, beginning on the one-year anniversary of the date of the award.

Option Exercises and Stock Vested

The following table provides information regarding option exercises and vesting of restricted stock held by the Named Executive Officers for the year ended December 31, 2009.

Name	Number of Shares Acquired Upon Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Peter A. Inverso	—	$0.0	9,200	$119,600
Maurice T. Perilli	—	$0.0	7,200	$93,600
Margaret T. Norton	—	$0.0	2,000	$26,000
Sharon Lamont	—	$0.0	2,000	$26,000
Barry Zadworny	—	$0.0	2,000	$26,000
C. Keith Pericoloso	—	$0.0	2,000	$26,000
_____________________________

(1)	Value Realized is calculated as the difference between the market price of the Common Stock at exercise and exercise or base price of the option on an aggregate basis.
(2)	Value Realized is calculated is equal to the number of shares that have vested multiplied by the market value of the common stock on the vesting date.

Pension Benefits

The following table sets forth, for each of the Named Executive Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Executive Officer’s retirement. Those plans are summarized below in the following table. The following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

Peter A. Inverso	Roma Bank Pension Plan Trust	9	$346,973	$—
	Roma Bank SERP		$414,855	$—

Maurice T. Perilli	Roma Bank Pension Plan Trust	32	$—	$—
	Roma Bank SERP		$414,855	$—

Margaret T. Norton	Roma Bank Pension Plan Trust	31	$1,098,038	$—
	Roma Bank SERP		$221,256	$—

Barry Zadworny	Roma Bank Pension Plan Trust	20	$517,688	$—
	Roma Bank SERP		$179,770	$—

C. Keith Pericoloso	Roma Bank Pension Plan Trust	28	$222,067	$—

Sharon Lamont	Roma Bank Pension Plan Trust	3	$131,112	$—

In the table above:

•
We have determined the years of credited service based on the same pension plan measurement date that we used in preparing our audited financial statements for the year ended December 31, 2009. We refer to that date as the “Plan Measurement Date.”

•
When we use the phrase “present value of accumulated benefit”, we are referring to the actuarial present value of the Named Executive Officer’s accumulated benefits under our pension plans, calculated as of the Plan Measurement Date.

•	The present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in our audited financial statements for the year ended December 31, 2009.

•	No amounts were actually paid or provided to the Named Executive Officers during 2009.

The Bank Retirement Plan – which we refer to as the “Retirement Plan” – is intended to be a tax-qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan, which has been in effect since 1970, generally covers employees of the Bank who have completed one year of service.

Supplemental Executive Retirement Agreements

The Bank has entered into supplemental executive retirement agreements with Officers Inverso, Perilli, Norton and Zadworny. The supplemental executive retirement agreements provide benefits at normal retirement age of 69 for Mr. Inverso, 89 for Mr. Perilli, 65 for Ms. Norton and 65 for Mr. Zadworny. The benefits at normal retirement age are approximately $60,000 per year for Messrs. Inverso and Perilli, $32,000 per year for Ms. Norton, and $26,000 per year for Mr. Zadworny. The benefits will be paid in equal monthly installments for 120 months. If the participant terminates employment prior to a normal retirement age, there is a lower annual benefit for early termination, disability, or a change in control. If the participant dies while still employed by the Bank, the beneficiary would receive a lump sum payment within 60 days of the participant’s death. If the participant dies after benefit payments have commenced, the participant’s beneficiary will receive the remaining payment as if the participant had survived. If the participant dies after termination of employment, but prior to receiving benefits under the plan, the beneficiary will receive the payments in the same manner as they would be paid to the participant within 60 days of the death of the participant.

As of December 31, 2009, the Bank had accrued approximately $414,855 under Mr. Inverso’s supplemental executive retirement agreement, $414,855 under Mr. Perilli’s supplemental executive retirement agreement, $221,256 under Ms. Norton’s supplemental executive retirement agreement, and $179,770 under Mr. Zadworny’s supplemental executive retirement agreement. These accruals reflect the scheduled accruals under the plan in order for the retirement benefit provided by the plan to be fully accrued at the expected retirement date.

Nonqualified Deferred Compensation

The following table sets forth information with respect to the Bank’s Phantom Stock Appreciation Rights Plan, which provides for deferral of compensation on a non tax-qualified basis.

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End

Peter A. Inverso	$—	$—	$19,929	$—	$203,060

Maurice T. Perilli	$—	$—	$—	$88,826	$94,305

Margaret T. Norton	$—	$—	$11,242	$—	$114,548

Sharon Lamont	$—	$—	$7,592	$—	$77,360

Barry Zadworny	$—	$—	$7,326	$—	$74,646

C. Keith Pericoloso	$—	$—	$6,660	$—	$67,860

Potential Payments Upon Termination or Change in Control

Effective March 1, 2009, the Company entered into employment agreements with Peter A. Inverso, President and Chief Executive Officer and Maurice T. Perilli, Executive Vice President.  Mr. Inverso’s agreement provides for an initial term of 36 months while Mr. Perilli’s agreement provides for an initial term of 24 months.  Each agreement also provides that on the first day of each calendar quarter thereafter (the “Anniversary Date”), the term shall be renewed for an additional 3 years in the case of Mr. Inverso and 2 years in the case of Mr. Perilli unless written notice of non-renewal is provided to the officer at least 90 days prior to any such Anniversary Date.  Mr. Inverso’s agreement provides that he will receive an initial base salary of $329,600 per year while Mr. Perilli’s provides for an initial base salary of $206,000 per year.  Both agreements also provide that the individual’s base salary will be renewed at least annually by a committee designated by the Board and may be increased but not decreased.  Each officer is also entitled to receive such benefits as are uniformly provided to permanent full-time employees at no cost.  Both officers shall also be provided with such other benefits, arrangements and perquisites substantially similar as to what were being provided to them immediately prior to the date of the agreements and shall be entitled to incentive compensation and bonuses as provided in any plan in which the individual is eligible to participate.

In the event the officer terminates his employment due to a disability, he shall be entitled to continue to receive his base salary for the greater of the remaining term of the agreement or 1 year.  In the even of his death, his lawful heirs or estate shall be entitled to receive a payment equal to his base salary for 1 year.  The agreements also provide that, upon the occurrence of an “Event of Termination” (as defined below), the officer shall be entitled to receive a payment equal to 3 times the officer’s base salary and the highest bonus awarded to him during the prior 3 years and shall also be entitled to continuation of health and welfare benefits for 12 months following the Date of Termination or 36 months in the event of a Change in Control.  An “Event of Termination” is defined as (i) the termination of the officer’s full time employment for any reason other than disability or retirement or for cause; (ii) the officer’s resignation upon any of (A) the failure to elect or appoint the individual to their current position; (B) a material change in his functions, duties or responsibilities; (C) the liquidation or dissolution of the Company or the Bank; (D) a reduction in the officer’s annual compensation or benefits or relocation of his officer by more than 25 miles from the current location; or (E) a material breach by the Bank of the terms of the employment agreement; or (iii) the officer’s involuntary termination following a change in control or his voluntary termination following a Change in Control in following any of the events specified in (ii) (A), (B), (C) or (D).

Effective January 1, 2010, the Company entered into employment agreements with each of Sharon L. Lamont, Chief Financial Officer, Margaret Norton, Senior Vice President/Corporate Secretary and Keith Pericoloso, Executive Vice President.  Each of these agreements provides for an initial term of 12 months.  Each agreement also provides that on each annual anniversary date of the effective date of the agreements (the “Anniversary Date”), the term shall be renewed for an additional unspecified period of time beyond the then effective expiration upon a determination and resolution of the Board of Directors that the performance of the respective executive has met the requirements and standards of the Board of Directors.  Ms. Lamont’s agreement provides that she will receive an initial base salary of $195,000 per year; Mrs. Norton’s provides for an initial base salary of $181,000 per year and Mr. Pericoloso’s provides for an initial base salary of $163,500 per year.  All three agreements also provide that the individual’s base salary will be reviewed at least annually by the Board and may be increased but not decreased.  Each officer is also entitled to participate in other benefit programs provided to other employees.  All three officers shall also be provided with such other benefits, arrangements and perquisites provided to other senior management and shall be entitled to participate in incentive compensation and bonus plans covering all senior management of the Bank.

In the event the officer terminates his employment due to a disability, he shall be entitled to continue to receive his or her base salary for the lesser of the remaining term of the agreement or 1 year.  In the event of death, the executive’s estate shall be entitled to receive a payment equal to his base salary through the last day of the calendar month in which the death occurred.  In the event an executive’s employment is terminated without cause, the executive will be entitled to receive his or her compensation due through the remaining term of the agreement.  In the event an executive is involuntarily terminated during the term of the employment agreement within 12 months following any “Change in Control” of the Bank or its Parent, absent cause, the executive shall be entitled to receive a payment equal to two times the total compensation paid to that executive or accrued by the Bank with respect to the Executive for the most recently completed calendar year ending on or prior to such date of termination, not to exceed the tax deductible limitations under Section 280G under the Internal Revenue Code.  The executive may also voluntarily terminate employment in connection with a Change in Control and be entitled to receive such payment within 12 months following a Change in Control if a “Good Reason” exists.  Under the agreements, a “Good Reason” will exist if, without the executive’s express written consent, the Bank materially breaches any of its obligations under the agreements.  Without limitation, a material breach will be deemed to occur upon the occurrence of any of the following: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material diminution in the budget over the executive retains authority; (iv) a material change in the geographic location of the executive’s office location; or (v) any other action or inaction that constitutes a material breach by the Bank of the employment agreement.

As these agreements were not in place during 2009, no payments would have been due any of Ms. Lamont, Mrs. Norton or Mr. Pericoloso in the event of a termination at December 31, 2009.

The Named Executive Officers are parties to various agreements that provide for payments in connection with any termination of their employment. The following table shows the payments that would be made to the Named Executive Officers at, following or in connection with any termination of their employment in the specified circumstances as of the last business day of the last fiscal year.

	Death	Disability	Change in Control	Termination Without Cause(1)	Termination With Cause
Peter Inverso
President and CEO
Employment Agreement	$329,600	$988,800	$1,498,800	$1,498,800	$0
Benefits Continuation	5,340	19,992	19,992	19,992	0
Restricted stock (2)	454,848	454,848	454,848	454,848	—
Options (3):	—	—	—	—	—
Supplemental retirement benefit:
Lump sum	414,855
Equal annual installments over 10 years (4)		60,000	60,000	60,000
Phantom stock:
Lump sum	220,296		220,296
Normal benefit age (74) payable annually over 4 years (4)		55,074		55,074

Maurice Perilli
Chairman and Executive Vice President
Employment Agreement	$206,000	$618,000	$993,000	$993,000	$0
Benefits Continuation	5,304	22,779	22,779	22,779	0
Restricted stock (2)	355,968	355,968	355,968	355,968	—
Options (3)	—	—	—	—	—
Supplemental retirement benefit:
Lump sum	414,855
Equal annual installments over 10 years (4)		60,000	60,000	60,000
Phantom stock:
(Balance of payments to be made in 2010)	$94,305	$94,305	$94,305	$94,305

C. Keith Pericoloso
Executive Vice President
Employment Agreement (5)	N/A	N/A	N/A	N/A	N/A
Restricted stock (2)	98,880	98,880	98,880	98,880	—
Options: (3)	—	—	—	—	—
Phantom stock:
Lump sum	41,424
Normal benefit age (49) payable annually over three years (4)		13,808	13,808	13,808

			Change in	Termination	Termination
	Death	Disability	Control	Without Cause	With Cause
Sharon Lamont
Chief Financial Officer
Employment Agreement (5)	N/A	N/A	N/A	N/A	N/A
Restricted stock (2)	98,880	98,880	98,880	98,880	—
Options (3):	—	—	—	—	—
Phantom stock:
Lump sum	62,115		—
Normal benefit age (65) payable annually over 5 years (4)		12,423	12,423	12,423

Margaret Norton
Senior Vice President, Corporate Secretary
Employment Agreement (5)	N/A	N/A	N/A	N/A	N/A
Restricted stock (2)	98,880	98,880	98,880	98,880	—
Options(3)	—	—	—	—	—
Supplemental retirement benefit:
Lump sum	221,256
Equal annual installments over 10 years(4)		32,000	32,000	32,000
Phantom stock:
Lump sum	220,296
Normal benefit age (69) payable annually over 4 years (4)		44,059	44,059	44,059

Barry Zadworny
Senior Vice President, Compliance
Restricted stock (2)	98,880	98,880	98,880	98,880	—
Options(3)	—	—	—	—	—
Supplemental retirement benefit:
Lump sum	179,770
Equal annual installments over 10 years (4)		26,000	26,000	26,000
Phantom stock:
Lump sum	65,095
Normal benefit age (68) — lump sum		65,095	65,095	65,095

Notes:

(1)	Represents allotment vesting of stock awards. Termination Without Cause includes involuntary termination by the Company or termination by the Executive for “good reason.”
(2)	As of December 31, 2009, the market price of the Common Stock was $12.36.
(3)	As of December 31, 2009, the market price of the Common Stock was $12.36 which is below the option exercise price of $13.67, so the Options have no payout value as of December 31, 2009.
(4)	Installment payment.
(5)	Employment Agreement effective January 1, 2010.

DIRECTOR COMPENSATION

Directors received an annual retainer of $37,200 in 2009 for service on the Bank’s Board of Directors. No additional compensation is paid for serving on the Boards of the Bank’s subsidiaries; Roma Financial Corporation and its other subsidiaries; or, Roma Financial Corporation, MHC. The aggregate director fees paid to the directors of Roma Bank for the year ended December 31, 2009 was $209,250. Directors who also serve as employees do not receive compensation as directors. In addition, during 2009 the directors also received cash in lieu of dividends that they received on the restricted stock awarded in June 2008. Each director, except for Mr. DeBlasio and Mr. Albanese received $3,456 as cash in lieu of dividends on those restricted shares during 2009.

The following table sets forth information regarding the compensation we paid to our directors for 2009. When we refer to non-equity incentive plan compensation in the table below we are referring to the Phantom Stock Appreciation Rights Plan implemented by the Bank in 2002. In January of 2009 Mr. Natale, Mr. Palombi and Mr. Belli began to receive a payout of their Phantom Stock, therefore, no additional contributions were made or expense incurred. Neither Mr. Rosen, Mr. DeBlasio, Jr. Mr. Albanese, nor Ms. Siekerka has received any awards under the Phantom Stock Appreciation Rights Plan.

	Fees Earned Or Paid In Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Total
Robert C. Albanese(1)	$20,150	$—	$—	$—	$20,150
Simon H. Belli	$24,800	$—	$—	$—	$24,800
Alfred DeBlasio, Jr.	$37,200	$—	$—	$—	$37,200
Rudolph A. Palombi, Sr.(2)	$15,500	$—	$—	$—	$15,500
Louis A. Natale, Jr.	$37,200	$—	$—	$—	$37,200
Robert H. Rosen	$37,200	$—	$—	$—	$37,200
Michele N. Siekerka	$37,200	$—	$—	$—	$37,200
_______________
(1)	Mr. Albanese was appointed to the Board of Directors effective June 10, 2009.
(2)	Mr. Palombi retired from the Board of Directors effective May 27, 2009.
(3)	At December 31, 2009, the aggregate number of unexercised options and shares of vested and unvested restricted stock held by each director were as follows:

Name	Stock Awards	Options
Albanese	—	—
Belli	12,000	32,000
DeBlasio, Jr.	—	—
Palombi, Sr.	12,000	32,000
Natale, Jr.	12,000	32,000
Rosen	12,000	32,000
Siekerka	12,000	32,000

ADDITIONAL INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

The Common Stock is registered pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended. The officers and directors of the Company and beneficial owners of greater than 10% of the Common Stock (“10% beneficial owners”) are required by Section 16(a) of such act to file reports of ownership and changes in beneficial ownership of the Common Stock with the Securities and Exchange Commission and NASDAQ and to provide copies of those reports to the Company. The

Company is not aware of any beneficial owner, as defined under Section 16(a), of more than ten percent of the Common Stock. To the Company’s knowledge, all Section 16(a) filing requirements applicable to its officers and directors were complied with during the 2009 fiscal year.

Certain Relationships and Related Transactions and Director Independence

Other than as disclosed below, no directors, executive officers or their immediate family members were engaged, directly or indirectly, in transactions with Roma Financial Corporation or any subsidiary during the three years ended December 31, 2009 (excluding loans with Roma Bank).

Former Director Palombi’s son (Director Palombi retired in May 2009), Rudolph Palombi, Jr., is a lawyer who serves as the Bank’s counsel and provides other professional services to the Bank. Rudolph Palombi, Jr. was paid by the Bank approximately $391,200 and $368,642 during the years ended December 31, 2009 and 2008, respectively. Management believes that the transactions with Mr. Palombi, Jr. were on terms at least as favorable to the Bank as it would have received in transactions with an unrelated party.  Utilizing Mr. Palombi, Jr.’s services was approved by the Board of Directors.

The defined benefit plan, ESOP and 401K plans are administered by Pentegra Retirement Services. During 2009 the President and CEO of Pentegra, Robert Albanese, was elected to the Board of Directors of Roma Financial Corporation. For the year ended December 31, 2009, Roma Bank paid Pentegra $93,562 to administer the three plans. Mr. Albanese is considered to be independent.

The Bank makes loans to its officers, directors and employees in the ordinary course of business. All such loans were made in the ordinary course of business, were mad on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank; and did not involve more than the normal risk of collectability or present other unfavorable features.

Other than Mr. Inverso, who is our President and Chief Executive Officer, and Mr. Perilli, who is our Executive Vice President, each member of our Board of Directors is an outside director independent of management, the Company and the Bank, and free of any relationship that would interfere with the exercise of independent judgment in carrying out their duties as directors. The Board of Directors carefully monitors any situation that could cause a member to cease to be independent under the requirements of the NASDAQ.

PROPOSAL II – RATIFICATION OF APPOINTMENT OF AUDITORS

Our principal accountant during fiscal years 2007 and 2008 was Beard Miller Company LLP (“Beard”).  On October 1, 2009, we were notified that the audit practice of Beard was combined with ParenteBeard LLC (“ParenteBeard”) in a transaction pursuant to which Beard combined its operations with ParenteBeard and certain of the professional staff and partners of Beard joined ParenteBeard either as employees or partners of ParenteBeard. On October 1, 2009, Beard resigned as the auditors of the Company and with the approval of the Audit Committee of the Company’s Board of Directors, ParenteBeard was engaged as its independent registered public accounting firm.

Prior to engaging ParenteBeard, the Company did not consult with ParenteBeard regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by ParenteBeard on the Company’s financial statements, and ParenteBeard did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

The report of independent registered public accounting firm of Beard regarding the Company’s financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2008 and 2007, and during the interim period from the end of the most recently completed fiscal year through October 1, 2009, the date of resignation, there were no disagreements with Beard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard would have caused it to make reference to such disagreement in its reports.

None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2009 and 2008.

The Audit Committee of the Board of Directors of the Company has appointed ParenteBeard as the Company’s independent auditor for the fiscal year ending December 31, 2010. A representative of ParenteBeard is expected to be present at the Meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

Ratification of the appointment of the auditors requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the stockholders of the Company at the Meeting. The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of ParenteBeard as the Company’s auditors for the 2010 fiscal year.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Company’s proxy materials for the Annual Meeting of Stockholders to be held in 2011, all stockholder proposals must be received at the Company’s executive office at 2300 Route 33, Robbinsville, New Jersey 08691 by November 18, 2010. Stockholder proposals must meet other applicable criteria, as set forth in the Company’s bylaws, in order to be considered for inclusion in the Company’s proxy materials.

Under the Company’s bylaws, stockholder proposals that are not included in the Company’s proxy statement for the 2010 Annual Meeting will only be considered at such meeting if the stockholder submits notice of the proposal to the Company at the above address at least five days before the meeting. Stockholder proposals must meet other applicable criteria, as set forth in the Company’s bylaws, in order to be considered at the 2011 Annual Meeting.

OTHER MATTERS

At the time this Proxy Statement is being mailed, the Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. If any other business may properly come before the Meeting or any adjournment thereof less than a reasonable time before the Meeting or any adjournment thereof, proxies given to the Board of Directors will be voted by its members in accordance with their best judgment.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 accompanies this Proxy Statement.

REVOCABLE PROXY ROMA FINANCIAL CORPORATION
☒ PLEASE MARK VOTES
AS IN THIS EXAMPLE			For	With- Hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS APRIL 28, 2010	1.	The election as director of the nominees listed with terms to expire in 2013 (except as marked to the contrary below).:.	☐	☐	☐

The undersigned hereby appoints the Board of Directors of Roma Financial Corporation (the “Company”), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company, which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Meeting”), to be held at The Seventh Day Adventist Church, located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 28, 2010, at 10:00 a.m. and at any and all adjournments thereof, in the following manner:
Robert C. Albanese William J. Walsh, Jr. INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS			For	Against	Abstain
	2.	The ratification of the appointment of ParenteBeard LLC as the Company’s independent auditor for the fiscal year ending December 31, 2010.	☐	☐	☐

The Board of Directors recommends a vote “FOR” the above listed nominees and proposal.

	Please check box if you plan to attend the meeting.			à	☐

THE SIGNED PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND THE PROPOSAL STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Please be sure to sign	Date
and date this Proxy in the box below

Shareholder sign above	Co-holder (if any) sign above
+					+
^		Detach above card, date, sign and mail in postage paid envelope provided.		^

ROMA FINANCIAL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
Should the above signed be present and elect to vote at the Meeting, or at any adjournments thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder’s decision to terminate this Proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this Proxy by filing a subsequently dated Proxy or by written notification to the Secretary of the Company of his or her decision to terminate this Proxy.
The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and a Proxy Statement.
Please sign exactly as your name appears on this Proxy. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

ESOP VOTING INSTRUCTION FORM ROMA FINANCIAL CORPORATION
☒ PLEASE MARK VOTES
AS IN THIS EXAMPLE			For	With- Hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS APRIL 28, 2010	1.	The election as director of the nominees listed with terms to expire in 2013 (except as marked to the contrary below):	☐	☐	☐

The undersigned hereby instructs Pentegra Trust Company, as Trustee of the Roma Bank Employee Stock Ownership Plan (“ESOP”), to vote, as designated below, all shares of Common Stock of Roma Financial Corporation (the “Company”) allocated to the undersigned pursuant to the ESOP as of February 3, 2010, at the Annual Meeting of Stockholders (the “Meeting”), to be held at The Seventh Day Adventist Church, located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 28, 2010, at 10:00 a.m. and at any and all adjournments thereof, in the following manner:
Robert C. Albanese William J. Walsh, Jr. INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

THIS VOTING INSTRUCTION FORM IS SOLICITED BY THE BOARD OF DIRECTORS			For	Against	Abstain
	2.	The ratification of the appointment of ParenteBeard LLC as the Company’s independent auditor for the fiscal year ending December 31, 2010.	☐	☐	☐

The Board of Directors recommends a vote “FOR” the above listed nominees and proposal.

If you return this ESOP Voting Instruction Form properly signed, but you do not otherwise specify, shares allocated to your ESOP account will be voted by the ESOP Trustee as directed by the ESOP Plan Committee.  If you do not return the Voting Instruction Form, your shares will be voted by the ESOP Trustee, as directed by the ESOP Plan Committee.

Please be sure to sign	Date
and date this Voting Instruction Form in the box below

Shareholder sign above	Co-holder (if any) sign above
+					+
^		Detach above card, date, sign and mail in postage paid envelope provided.		^

ROMA FINANCIAL CORPORATION

PLEASE ACT PROMPTLY
SIGN, DATE AND RETURN THIS VOTING INSTRUCTION FORM TODAY
IN THE ENCLOSED FORM ADDRESSED TO THE ESOP TRUSTEE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE VOTING INSTRUCTION FORM IN THE ENVELOPE PROVIDED.

401(k) PLAN VOTING INSTRUCTION FORM ROMA FINANCIAL CORPORATION
☒ PLEASE MARK VOTES
AS IN THIS EXAMPLE			For	With- Hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS APRIL 28, 2010	1.	The election as director of the nominees listed with terms to expire in 2013 (except as marked to the contrary below):	☐	☐	☐

The undersigned hereby instructs Pentegra Trust Company, as Trustee of the Roma Bank 401(k) Savings Plan (the “401(k) Plan”), to vote, as designated below, all shares of Common Stock of Roma Financial Corporation (the “Company”) allocated to the undersigned pursuant to the 401(k) Plan as of February 3, 2010, at the Annual Meeting of Stockholders (the “Meeting”), to be held at The Seventh Day Adventist Church, located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 28, 2010, at 10:00 a.m. and at any and all adjournments thereof, in the following manner:
Robert C. Albanese William J. Walsh, Jr. INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

THIS VOTING INSTRUCTION FORM IS SOLICITED BY THE BOARD OF DIRECTORS			For	Against	Abstain
	2.	The ratification of the appointment of ParenteBeard LLC as the Company’s independent auditor for the fiscal year ending December 31, 2010.	☐	☐	☐

The Board of Directors recommends a vote “FOR” the above listed nominees and proposal.

If you return this 401(k) Voting Instruction Form properly signed, but you do not otherwise specify, or if you do not return the Voting Instruction Form, shares allocated to your 401(k) Plan account will be voted by the Trustee, subject to its fiduciary duties, in the same proportion as those shares of Company stock for which instructions are timely received from all other 401(k) Plan participants.

Please be sure to sign	Date
and date this Voting Instruction Form in the box below

Shareholder sign above	Co-holder (if any) sign above
+					+
^		Detach above card, date, sign and mail in postage paid envelope provided.		^

ROMA FINANCIAL CORPORATION

PLEASE ACT PROMPTLY
SIGN, DATE AND RETURN THIS 401(k) VOTING INSTRUCTION FORM TODAY
IN THE ENCLOSED FORM ADDRESSED TO THE 401(k) PLAN TRUSTEE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

[ROMA FINANCIAL CORPORATION LETTERHEAD]

March 17, 2010

TO:	Participants in the Roma Bank Employee Stock Ownership Plan (the “ESOP” and/or Roma Bank 401(k) Savings Plan (the “401(k) Plan”) (collectively, the “Plans”)

RE:	Instructions for voting shares of common stock of Roma Financial Corporation

As described in the enclosed materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Annual Meeting of Stockholders of Roma Financial Corporation.  We hope you will take advantage of the opportunity to direct the manner in which shares of common stock of Roma Financial Corporation allocated to your account(s) in the Roma Bank ESOP and/or 401(k) Plan will be voted.

Enclosed with this letter is the Proxy Statement which describes the matters to be voted upon, the Annual Report to Stockholders on Form 10-K and the Voting Instruction Cards.  After you have reviewed the Proxy Statement, we urge you to vote your allocated shares held in the ESOP and/or 401(k) Plan by marking, dating, signing and retuning the enclosed Proxy/Voting Instruction Card in the envelope provided.  In order to be effective, your Voting Instruction Cards must be received by Registrar and Transfer Company no later than April 21, 2010.  Registrar and Transfer Company will tabulate the votes for the purpose of having those shares voted by the Trustees of the Plans.

We urge each of you to vote as a means of participating in the governance of the affairs of Roma Financial Corporation.  While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate.  Please take a moment to do so.

Please note that the enclosed material relates only to those shares of common stock which have been allocated to you in your account(s) under the ESOP and/or 401(k) Plan.  If you also own shares of Roma Financial Corporation common stock outside of the ESOP and/or the 401(k) Plan, you should receive other voting material for those shares owned by you individually.  Please return all of your voting material so that all of your shares may be voted.

Sincerely

/s/ Peter A. Inverso

Peter A. Inverso
President & CEO